Exhibit 99.1

RPM Reports Fiscal 2013 Third-Quarter Results

•	Third-quarter net sales increase 9% over prior year

•	Net income increases 31% and diluted EPS increases 40%, on an as-adjusted basis

•	Adjustments include accrual for prospective GSA settlement in roofing division

MEDINA, OH – April 4, 2013 – RPM International Inc. (NYSE: RPM) today reported financial results for its fiscal 2013 third quarter ended February 28, 2013, which reflected strong operating performance, offset by two non-operating adjustments and certain other charges recorded during the quarter in the company’s industrial segment.

“RPM achieved solid operating results in the quarter,” stated Frank C. Sullivan, chairman and chief executive officer. “Net sales, net income and diluted earnings per share (EPS) all increased significantly, on an as-adjusted basis, driven by strong performance in all of our consumer segment businesses and in many industrial segment businesses. Together with accretive acquisitions, this performance helped offset weaknesses in our European operations and North American roofing business. The improvement was all the more noteworthy given the difficult comparisons to last year’s strong third quarter during which RPM’s sales and earnings grew to record levels as a result of the exceptionally mild weather throughout most of North America.”

Third-Quarter Results

On an as-reported basis, net sales grew 9.1% to $843.7 million from $773.6 million. Consolidated earnings before interest and taxes (EBIT) were a negative $48.6 million, compared to EBIT of $27.1 million a year ago, due primarily to an adjustment for a $68.8 million accrual associated with an investigation of the company’s Building Solutions Group roofing contracts with the U.S. General Services Administration (GSA). The substantial majority of the accrual relates to the sale of products and services from 2002 to 2008. The as-reported net loss for the quarter was $42.4 million, compared to net income of $6.6 million in the year-ago period. The diluted loss per share was $0.33, compared to diluted earnings per share of $0.05 in the fiscal 2012 third quarter.

RPM’s Building Solutions Group is in ongoing settlement discussions with the U.S. Department of Justice (DOJ) and the GSA aimed at resolving the investigation. The company is cooperating with the investigation, which involves compliance with certain pricing terms and conditions of GSA contracts under which RPM’s Building Solutions Group roofing division sold products and services to the federal government. The actual amount of the company’s loss, which remains subject to approval by the DOJ, may vary from the amount of the accrual.

The second non-operating adjustment for the quarter is associated with the company’s decision to close an existing flooring business in Brazil in light of the Viapol acquisition there earlier this fiscal year. The impact of this decision resulted in a $6.1 million cumulative translation adjustment (CTA) write-off, which also triggered a $7.7 million tax benefit that impacted the current quarter as well. The net impact of this strategic repositioning of RPM’s existing flooring business in Brazil was an increase to net income of $1.6 million or $0.01 per share.

RPM Reports Fiscal 2013 Third-Quarter Results

April 4, 2013

“We are extremely excited about the establishment of a significant platform for RPM in Brazil with the Viapol acquisition, where we can leverage its substantial sales force, manufacturing facilities, broad distribution network and entrepreneurial management team to expand RPM’s epoxy and polyurethane flooring presence,” stated Sullivan.

On an as-adjusted basis, EBIT declined 3.1%, to $26.3 million from $27.1 million a year ago. The decrease in EBIT was primarily due to a $6.4 million unfavorable swing in foreign exchange losses on working capital balances at quarter end, principally related to the devaluation of the British Pound versus the Euro, and $4.1 million in non-operating expense changes, principally related to severance in Europe. Net income increased 30.8% to $8.7 million, compared to $6.6 million in the year-ago period. Diluted earnings per share were $0.07, up 40.0% from $0.05 in the fiscal 2012 third quarter.

Third-Quarter Segment Sales and Earnings

On an as-reported basis, industrial segment sales grew 6.1% to $532.3 million from $501.9 million in the fiscal 2012 third quarter. Organic sales improved 1.6%, including foreign exchange translation gains of 1.2%, while acquisitions added 4.5%. Industrial segment EBIT fell to a negative $66.3 million, including the impact of both adjustments referred to above.

On an as-adjusted basis, industrial segment EBIT was $8.7 million, a decrease of $12.6 million from the prior year. This was principally due to the previously mentioned unfavorable swing in foreign exchange losses, which impacted this segment by $7.5 million, combined with $4.1 million in non-operating expense changes in Europe, as those businesses take appropriate actions to adjust to the difficult economic conditions continuing throughout the Eurozone.

“With the exception of our roofing division, most of our North American industrial businesses benefited from the gradual economic recovery in the U.S., especially our businesses serving commercial construction markets,” Sullivan stated.

RPM’s consumer segment had a 14.6% increase in net sales to $311.4 million from $271.7 million in the fiscal 2012 third quarter. Organic sales improved 2.5%, including foreign exchange translation gains of 0.3%, while acquisitions added 12.1%. Consumer segment EBIT increased 61.6% to $34.7 million from $21.5 million a year ago.

“Our consumer segment continued to benefit from the introduction of new products, market share gains and increased consumer spending as the housing market continues its gradual recovery. We are particularly encouraged by the traction being gained by new products that are well beyond our traditional consumer price points and by increases in market share across virtually all consumer product lines. The recent acquisitions of HiChem in southern hemisphere Australia and Kirker, specializing in nail polish enamels, added to the strong consumer segment results as their business dynamics provide a counter to the historic seasonal low of most of RPM’s core consumer businesses,” stated Sullivan.

RPM Reports Fiscal 2013 Third-Quarter Results

April 4, 2013

Cash Flow and Financial Position

For the first nine months of fiscal 2013, cash from operations was $170.9 million, compared to $153.5 million in the first nine months of fiscal 2012. Capital expenditures during the current nine-month period of $45.7 million compare to depreciation of $41.9 million over the same time. Total debt at the end of the first nine months was $1.4 billion, up from $1.1 billion a year ago and at the end of fiscal 2012, due mainly to increased acquisitions. RPM’s net (of cash) debt-to-total capitalization ratio was 49.8%, compared to 40.3% at May 31, 2012, primarily due to additional borrowings to fund acquisitions.

“At February 28, 2013, our total liquidity, including cash and long-term committed available credit, stood at $912 million,” Sullivan stated. “As a result, we have plenty of resources to continue our robust acquisition program, which has added companies with annual sales totaling more than $225 million during the current fiscal year,” stated Sullivan.

Nine-Month Results

On an as-reported basis, nine-month net sales grew 8.7% to $2.91 billion from $2.68 billion. Consolidated EBIT was $124.4 million, compared to EBIT of $256.7 million a year ago. As-reported net income for the nine-month period was $33.2 million, compared to net income of $133.4 million in the year-ago period. Diluted earnings per share were $0.25, compared to diluted earnings per share of $1.02 in the fiscal 2012 nine-month period.

Adjustments affected nine-month results in both years. In fiscal 2013, the company incurred charges of $79.8 million in its Building Solutions Group roofing division, of which $68.8 million related to the current quarter GSA accrual and $11.0 million related to a first-quarter charge for the strategic decision to exit certain unprofitable contracts outside of North America. A $6.1 million pre-tax loss was also recorded during the current quarter when the company completed a repositioning of its flooring business in Brazil, which was more than offset by a tax benefit reflected in income tax expense. In addition, the company recognized, during the first half of this fiscal year, a $56.1 million write-down of its equity investment in Kemrock Industries and Exports Ltd., due to continued deteriorating economic conditions in India, where Kemrock is based, and the resulting adverse impact on Kemrock’s operating performance and stock price.

The fiscal 2012 year-to-date adjustment was for income recognized in RPM’s industrial segment, which occurred when RPM’s ownership position in Kemrock exceeded 20%, thereby triggering a reportable equity ownership position and resulted in a benefit of $5.2 million, including a $4.6 million cumulative income catch-up.

On an as-adjusted basis, nine-month consolidated EBIT increased to $266.5 million from $251.5 million a year ago. Net income increased 13.9% to $146.0 million from net income of $128.2 million in the year-ago period. Diluted earnings per share were $1.10, compared to diluted earnings per share of $0.98 in the fiscal 2012 nine-month period.

RPM Reports Fiscal 2013 Third-Quarter Results

April 4, 2013

Nine-Month Segment Sales and Earnings

On an as-reported basis, sales for RPM’s industrial segment increased 6.4%, to $1.93 billion from $1.81 billion in the fiscal 2012 first nine months. Organic sales were flat, including foreign exchange translation losses of 1.7%, while acquisitions added 6.5%. Industrial segment EBIT fell to $88.8 million from $192.0 million in the first nine months of fiscal 2012. On an as-adjusted basis, nine-month industrial segment EBIT declined 1.3% to $184.4 million from $186.8 million in the prior year.

In the consumer segment, nine-month sales increased 13.4% to $981.1 million from $865.2 million reported in the first nine months of fiscal 2012. Organic sales improved 4.9%, including foreign exchange translation losses of 0.5%, while acquisitions added 8.5%. Consumer segment EBIT improved 32.4%, to $132.1 million from $99.7 million in the first nine months a year ago. The consumer segment was unaffected by one-time adjustments.

Business Outlook

“For the full year, we now expect consumer segment sales to exceed the higher end of our targeted 8% to 10% range, while industrial segment sales will most likely fall short of the lower end of our previous 6% to 10% range. Our guidance calls for consolidated net sales growth of 8% to 10% and net income growth of 9% to 12%, resulting in diluted earnings per share in a range of $1.80 to $1.85, on an as-adjusted basis. Although we exceeded last year’s third quarter results, we fell short of our internal plan by $0.03 per share as a result of the European expenses for foreign exchange and severance. While we are hopeful of hitting our full year goals, this third quarter shortfall and continuing weakness in Europe and roofing will make this challenging,” Sullivan stated.

Webcast and Conference Call Information

Management will host a conference call to further discuss these results beginning at 10:00 a.m. EDT today. The call can be accessed by dialing 866-700-6067 or 617-213-8834 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

For those unable to listen to the live call, a replay will be available from approximately noon EDT on April 4, 2013 until 11:59 p.m. EDT on April 11, 2013. The replay can be accessed by dialing 888-286-8010 or 617-801-6888 for international callers. The access code is 90961771. The call also will be available both live and for replay, and as a written transcript, via the RPM web site at www.rpminc.com.

RPM Reports Fiscal 2013 Third-Quarter Results

April 4, 2013

About RPM

RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Flowcrete, Universal Sealants and Euco. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane and Testors. Additional details can be found at www.RPMinc.com and by following RPM on Twitter at www.twitter.com/RPMintl.

For more information, contact Barry M. Slifstein, vice president – investor relations and planning, at 330-273-5090 or bslifstein@rpminc.com.

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us, and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and capacity of raw materials, including assorted pigments, resins, solvents and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) risks related to the adequacy of our contingent liability reserves; (j) risks and uncertainties associated with the SPHC bankruptcy proceedings; and (k) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2012, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

# # #

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	AS REPORTED				ADJUSTED (a)
	Three Months Ended		Nine Months Ended		Three Months Ended		Nine Months Ended
	February 28,	February 29,	February 28,	February 29,	February 28,	February 29,	February 28,	February 29,
	2013	2012	2013	2012	2013	2012	2013	2012

Net Sales	$843,736	$773,643	$2,907,876	$2,675,646	$843,736	$773,643	$2,910,754	$2,675,646
Cost of sales	500,172	470,443	1,705,431	1,593,799	500,172	470,443	1,702,890	1,593,799

Gross profit	343,564	303,200	1,202,445	1,081,847	343,564	303,200	1,207,864	1,081,847
Selling, general & administrative expenses	318,638	277,456	955,339	833,553	318,638	277,456	944,751	833,553
Estimated loss contingency	68,846	—	68,846	—	—	—	—	—
Interest expense	20,506	17,897	58,804	53,612	20,506	17,897	58,804	53,612
Investment (income), net	(6,317)	(2,190)	(14,655)	(3,259)	(6,317)	(2,190)	(14,655)	(3,259)
Other expense (income), net	4,714	(1,399)	53,830	(8,369)	(1,373)	(1,399)	(3,349)	(3,159)

Income (loss) before income taxes	(62,823)	11,436	80,281	206,310	12,110	11,436	222,313	201,100
Provision (benefit) for income taxes	(20,631)	3,512	38,519	61,127	3,278	3,512	66,196	61,127

Net income (loss)	(42,192)	7,924	41,762	145,183	8,832	7,924	156,117	139,973
Less: Net income attributable to noncontrolling interests	164	1,299	8,537	11,816	164	1,299	10,143	11,816

Net income (loss) attributable to RPM International Inc. Stockholders	$(42,356)	$6,625	$33,225	$133,367	$8,668	$6,625	$145,974	$128,157

Earnings (loss) per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$(0.33)	$0.05	$0.25	$1.02	$0.07	$0.05	$1.11	$0.98

Diluted	$(0.33)	$0.05	$0.25	$1.02	$0.07	$0.05	$1.10	$0.98

Average shares of common stock outstanding - basic	129,013	128,121	128,900	128,072	129,013	128,121	128,900	128,072

Average shares of common stock outstanding - diluted	129,013	130,377	129,722	128,627	129,896	130,377	129,722	128,627

(a)	Refer to the attached page for a reconciliation of as reported figures to adjusted figures presented above.

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

(Unaudited)

	AS REPORTED				ADJUSTED (a)
	Three Months Ended		Nine Months Ended		Three Months Ended		Nine Months Ended
	February 28,	February 29,	February 28,	February 29,	February 28,	February 29,	February 28,	February 29,
	2013	2012	2013	2012	2013	2012	2013	2012

Net Sales:
Industrial Segment	$532,336	$501,925	$1,926,747	$1,810,479	$532,336	$501,925	$1,929,625	$1,810,479
Consumer Segment	311,400	271,718	981,129	865,167	311,400	271,718	981,129	865,167

Total	$843,736	$773,643	$2,907,876	$2,675,646	$843,736	$773,643	$2,910,754	$2,675,646

Income Before Income Taxes (b):
Industrial Segment
Income (Loss) Before Income Taxes (b)	$(68,643)	$20,422	$81,156	$189,192	$6,290	$20,422	$176,831	$183,982
Interest (Expense), Net (c)	(2,360)	(874)	(7,594)	(2,856)	(2,360)	(874)	(7,594)	(2,856)

EBIT (d)	$(66,283)	$21,296	$88,750	$192,048	$8,650	$21,296	$184,425	$186,838

Consumer Segment
Income Before Income Taxes (b)	$34,720	$21,531	$132,069	$99,796	$34,720	$21,531	$132,069	$99,796
Interest (Expense), Net (c)	(15)	36	(34)	51	(15)	36	(34)	51

EBIT (d)	$34,735	$21,495	$132,103	$99,745	$34,735	$21,495	$132,103	$99,745

Corporate/Other
(Expense) Before Income Taxes (b)	$(28,900)	$(30,517)	$(132,944)	$(82,678)	$(28,900)	$(30,517)	$(86,587)	$(82,678)
Interest (Expense), Net (c)	(11,814)	(14,869)	(36,521)	(47,548)	(11,814)	(14,869)	(36,521)	(47,548)

EBIT (d)	$(17,086)	$(15,648)	$(96,423)	$(35,130)	$(17,086)	$(15,648)	$(50,066)	$(35,130)

Consolidated
Income (Loss) Before Income Taxes (b)	$(62,823)	$11,436	$80,281	$206,310	$12,110	$11,436	$222,313	$201,100
Interest (Expense), Net (c)	(14,189)	(15,707)	(44,149)	(50,353)	(14,189)	(15,707)	(44,149)	(50,353)

EBIT (d)	$(48,634)	$27,143	$124,430	$256,663	$26,299	$27,143	$266,462	$251,453

(a)	Refer to the attached page for a reconciliation of as reported figures to adjusted figures presented above.
(b)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT.
(c)	Interest (expense), net includes the combination of interest (expense) and investment income/(expense), net.
(d)	EBIT is defined as earnings (loss) before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to corporate acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP, since EBIT omits the impact of interest and taxes in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness and ongoing tax obligations. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

CONSOLIDATED STATEMENTS OF INCOME

RECONCILIATION OF “AS REPORTED” TO “ADJUSTED”

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	Three Months Ended February 28, 2013
	AS REPORTED	Adjustments		ADJUSTED

Net Sales	$843,736	$—		$843,736
Cost of sales	500,172			500,172

Gross profit	343,564	—		343,564
Selling, general & administrative expenses	318,638			318,638
Estimated loss contingency	68,846	(68,846	) (1)	—
Interest expense	20,506			20,506
Investment (income), net	(6,317)			(6,317)
Other expense (income), net	4,714	(6,087	) (2)	(1,373)

Income (loss) before income taxes	(62,823)	74,933		12,110
Provision (benefit) for income taxes	(20,631)	23,909		3,278

Net income (loss)	(42,192)	51,024		8,832
Less: Net income attributable to noncontrolling interests	164			164

Net income (loss) attributable to RPM International Inc. Stockholders	$(42,356)	$51,024		$8,668

Earnings (loss) per share attributable to RPM International Inc. Stockholders:

Basic	$(0.33)	$0.40		$0.07

Diluted	$(0.33)	$0.40		$0.07

(1)	Adjustment removes the accrual associated with an investigation of the company’s Building Solutions Group roofing contracts with the U.S. General Services Administration. The substantial majority of the accrual relates to the sale of products and services from 2002 to 2008.
(2)	Adjustment removes the impact of strategic repositioning of certain industrial segment subsidiaries located in Brazil. Included in the loss was the impact of an adjustment for accumulated foreign currency translation losses that were previously recorded as an unrealized foreign exchange loss in the currency translation account as a component of other comprehensive income.

	Nine Months Ended February 28, 2013				Nine Months Ended February 29, 2012
	AS REPORTED	Adjustments		ADJUSTED	AS REPORTED	Adjustments	ADJUSTED

Net Sales	$2,907,876	$2,878		$2,910,754	$2,675,646	$—	$2,675,646
Cost of sales	1,705,431	(2,541)		1,702,890	1,593,799		1,593,799

Gross profit	1,202,445	5,419	(3)	1,207,864	1,081,847		1,081,847
Selling, general & administrative expenses	955,339	(10,588	) (4)	944,751	833,553		833,553
Estimated loss contingency	68,846	(68,846	) (1)	—
Interest expense	58,804			58,804	53,612		53,612
Investment (income), net	(14,655)			(14,655)	(3,259)		(3,259)
Other expense (income), net	53,830	(57,179	) (5)	(3,349)	(8,369)	5,210 (6)	(3,159)

Income before income taxes	80,281	142,032		222,313	206,310	(5,210)	201,100
Provision for income taxes	38,519	27,677		66,196	61,127		61,127

Net income	41,762	114,355		156,117	145,183	(5,210)	139,973
Less: Net income attributable to noncontrolling interests	8,537	1,606		10,143	11,816		11,816

Net income attributable to RPM International Inc. Stockholders	$33,225	$112,749		$145,974	$133,367	$(5,210)	$128,157

Earnings per share attributable to RPM International Inc. Stockholders:

Basic	$0.25	$0.86		$1.11	$1.02	$(0.04)	$0.98

Diluted	$0.25	$0.85		$1.10	$1.02	$(0.04)	$0.98

(3)	Represents an adjustment for revised cost estimates in the Roofing Division of RPM’s Building Solutions Group (industrial segment) in conjunction with unprofitable contracts outside of North America of $5,419 during the first quarter of fiscal 2013.
(4)	Adjustment includes $5,588 in Roofing exit costs and $5,000 of charges relating to Kemrock investment write-downs at RPM’s Performance Coatings Group (industrial segment) during the first quarter of fiscal 2013.
(5)	Adjustments include the write-downs of Kemrock investments, including $35,538 at Corporate and $4,735 at RPM’s Performance Coatings Group (industrial segment) during the first quarter of fiscal 2013 and an additional $10,819 write-down at Corporate in the second quarter of fiscal 2013. Adjustments also reflect the $6,087 impact of the loss on repositioning of certain industrial segment subsidiaries in Brazil, as described in (2) above.
(6)	Adjustment removes the income recognized by the industrial segment related to RPM’s equity method investment in Kemrock recognized during the second quarter of fiscal 2012 of $5,210, which included a $4,631 cumulative catch-up. Adjustment excludes approximately $0.4 million of net earnings recognized by the industrial segment for its share of Kemrock’s earnings during the third quarter of fiscal 2012.

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

	February 28, 2013	February 29, 2012	May 31, 2012
	(Unaudited)	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$247,104	$272,178	$315,968
Trade accounts receivable	674,357	640,780	772,048
Allowance for doubtful accounts	(31,703)	(27,381)	(26,507)

Net trade accounts receivable	642,654	613,399	745,541
Inventories	585,804	517,172	489,978
Deferred income taxes	22,352	16,438	19,868
Prepaid expenses and other current assets	253,545	265,245	239,982

Total current assets	1,751,459	1,684,432	1,811,337

Property, Plant and Equipment, at Cost	1,147,105	1,044,980	1,050,965
Allowance for depreciation and amortization	(672,657)	(642,199)	(632,133)

Property, plant and equipment, net	474,448	402,781	418,832

Other Assets
Goodwill	1,116,967	869,557	849,346
Other intangible assets, net of amortization	470,422	349,533	345,620
Other	109,625	107,782	134,885

Total other assets	1,697,014	1,326,872	1,329,851

Total Assets	$3,922,921	$3,414,085	$3,560,020

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$322,013	$287,363	$391,467
Current portion of long-term debt	3,557	3,238	2,584
Accrued compensation and benefits	121,593	123,807	157,298
Accrued loss reserves	34,007	26,621	28,880
Other accrued liabilities	249,786	147,080	144,911

Total current liabilities	730,956	588,109	725,140

Long-Term Liabilities
Long-term debt, less current maturities	1,392,381	1,099,460	1,112,952
Other long-term liabilities	435,553	253,939	381,619
Deferred income taxes	54,286	73,373	26,326

Total long-term liabilities	1,882,220	1,426,772	1,520,897

Total liabilities	2,613,176	2,014,881	2,246,037

Stockholders’ Equity
Preferred stock; none issued
Common stock (outstanding 132,506; 131,488; 131,555)	1,325	1,315	1,316
Paid-in capital	759,147	750,386	742,895
Treasury stock, at cost	(71,809)	(69,068)	(69,480)
Accumulated other comprehensive (loss)	(161,891)	(46,965)	(177,893)
Retained earnings	632,210	632,530	686,818

Total RPM International Inc. stockholders’ equity	1,158,982	1,268,198	1,183,656
Noncontrolling interest	150,763	131,006	130,327

Total equity	1,309,745	1,399,204	1,313,983

Total Liabilities and Stockholders’ Equity	$3,922,921	$3,414,085	$3,560,020

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

(Unaudited)

	Nine Months Ended
	February 28,	February 29,
	2013	2012

Cash Flows From Operating Activities:
Net income	$41,762	$145,183
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	41,858	38,800
Amortization	20,684	15,903
Impairment loss on investment in Kemrock	51,092
Estimated loss contingency, net of tax	52,635
Deferred income taxes	4,461	(3,025)
Stock-based compensation expense	12,354	9,873
Other	(1,166)	(6,127)
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
Decrease in receivables	137,071	128,391
(Increase) in inventory	(73,323)	(25,399)
Decrease (increase) in prepaid expenses and other current and long-term assets	12,931	(1,115)
(Decrease) in accounts payable	(83,988)	(87,199)
(Decrease) in accrued compensation and benefits	(39,696)	(28,222)
Increase (decrease) in accrued loss reserves	6,305	(5,896)
(Decrease) in other accrued liabilities	(10,905)	(40,013)
Other	(1,213)	12,300

Cash From Operating Activities	170,862	153,454

Cash Flows From Investing Activities:
Capital expenditures	(45,651)	(34,438)
Acquisition of businesses, net of cash acquired	(396,951)	(151,180)
Purchase of marketable securities	(82,054)	(58,853)
Proceeds from sales of marketable securities	88,572	43,894
Other	1,338	(1,751)

Cash (Used For) Investing Activities	(434,746)	(202,328)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	318,994	22,148
Reductions of long-term and short-term debt	(45,247)	(39,484)
Cash dividends	(87,832)	(83,871)
Repurchase of stock	(2,329)	(6,574)
Other	3,750	6,151

Cash Provided By (Used For) Financing Activities	187,336	(101,630)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	7,684	(12,329)

Net Change in Cash and Cash Equivalents	(68,864)	(162,833)

Cash and Cash Equivalents at Beginning of Period	315,968	435,011

Cash and Cash Equivalents at End of Period	$247,104	$272,178